Exhibit 99.3

AMENDMENT NO. ONE
TO THE MILLS CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, The Mills Corporation, a Virginia Corporation (the “Employer”) approved and adopted The Mills Corporation Nonqualified Deferred Compensation Plan (the “Plan”) effective as of January 1, 2001 and amended and restated as of January 1, 2003; and

WHEREAS, the Employer reserved the right to amend the Plan in Article 9.1; and

WHEREAS, the Employer has determined that it is in the best interests of the Plan Participants and their Beneficiaries to amend the Plan.

NOW, THEREFORE, RESOLVED that the Plan is hereby amended effective as of March 14, 2003, as follows:

ARTICLE 1 – DEFINITIONS

The following sections shall be amended to read as follows:

1.14                           EARLY RETIREMENT AGE means the date on which the sum of the Participant’s age and his/her Years of Service equals or exceeds 60 but the Participant’s age does not yet equal Retirement Age.

1.29                           RETIREMENT AGE with respect to any Participant means the date on which the Participant’s age equals or exceeds 60.

ARTICLE 1 – DEFINITIONS

The following section shall be added in its entirety to read as follows:

1.34                           YEAR OF SERVICE means the 12 consecutive month period measured by an Eligible Employee’s date of hire and anniversaries thereof during which the Eligible Employee is a full-time employee of the Employer.

ARTICLE 5 - ENTITLEMENT TO BENEFITS

The following section shall be amended to read as follows

5.1                                 FIXED PAYMENT DATES; TERMINATION OF EMPLOYMENT.  On his or her Form and Timing of Payment Election Form, a Participant shall select the manner of payment (as described in Section 6.2(b)) and shall select a fixed payment date for the payment or commencement of payment of his or her Account (or the Participant may select fixed payment dates for the payment or commencement of payment of portions of his or her Account), which will be valued and payable according to the provisions of Article 6. The minimum deferral period is a 24-month period, with all fixed payment date election payments to be made on January 1st of the year the distribution is to be made. Such payment dates may be extended to later dates so long as elections to so extend the payment dates are made by the Participant at least six (6) months prior to the date on which the distribution is scheduled to be made or commence. Such payment dates may not be accelerated, except as provided in Section 5.2.  A Participant may elect on his or her Form and Timing of Payment Election an election each year they are eligible to participate.

A Participant who selects payment or commencement of payment of his or her Account (or portions thereof) on a fixed date or dates shall receive payment of his or her Account at the earlier of such fixed payment date or dates (as extended, if applicable) or his or her termination of employment with the Employer.

ARTICLE 6 - DISTRIBUTION OF BENEFITS

The following section shall be amended to read as follows:

6.2                                 METHOD OF PAYMENT.

(b)                                 Timing and Manner of Payment.  Except as otherwise provided herein, in the case of distributions to a Participant or his or her Beneficiary by virtue of an entitlement pursuant to Sections 5.1 or 5.2, an aggregate amount equal to the Participant’s vested Account will be paid by the Trust or the Employer, as provided in Section 6.1, in a lump sum or in monthly, quarterly or annually substantially equal installments for a period not to exceed fifteen (15) years (adjusted for gains and losses), as selected by the Participant as provided in Article 5.  If a Participant fails to designate properly the manner of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum.

If the whole or any part of a payment hereunder is to be in installments, the balance of the Participant’s Account not yet distributed shall continue to be deemed to be invested pursuant to Sections 4.1, 4.5 and 4.6 under such procedures as the Employer may establish, in which case any deemed income, gain, loss or expense or tax allocable thereto (as determined by the Trustee, in its discretion) shall be reflected in the installment payments in such equitable manner as the Trustee shall determine.

Notwithstanding the preceding, if at any time up to twenty-four (24) months following the Participant’s termination of employment with the Employer the Participant enters into Competition with the Employer, the Employer may accelerate the payment of the Participant’s benefits hereunder. Additionally, should a Participant be terminated on an involuntary basis, the Employer has the right to accelerate payment of the Participant’s benefits hereunder.

If a Participant’s employment with the Employer is terminated for any reason (other than by reason of Total and Permanent Disability) prior to attainment of Early Retirement Age or Retirement Age or if a Participant does not make an election as provided in Article 5 for any particular amounts hereunder, the Participant’s Account at the date of such termination shall be valued and payable at such termination in a lump sum.

IN WITNESS WHEREOF, the Employer has caused the Plan to be amended and its seal to be affixed hereto, effective as of the 14th day of March 2003.

ATTEST/WITNESS:		THE MILLS CORPORATION

/s/ Robert Jones		By:	/s/ Michael Rodis
(SEAL)

Print:	Robert Jones	Print Name:	Michael Rodis

Date:	June 4, 2003